Exhibit 99.1

Natus Medical Announces 2010 Third Quarter Financial Results

- Updates Earnings Per Share Guidance

SAN CARLOS, Calif.--(BUSINESS WIRE)--October 28, 2010--Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the three and nine months ended September 30, 2010.

For the third quarter ended September 30, 2010, Natus reported revenue of $53.3 million, compared to $44.3 million reported in the comparable quarter of the previous year. Net income was $3.7 million, or $0.13 per diluted share, for the third quarter of both 2010 and 2009.

For the nine months ended September 30, 2010, the Company reported net income of $6.5 million, or $0.22 per diluted share, compared to net income of $6.8 million, or $0.24 per diluted share, for the comparable period in 2009.

On a non-GAAP basis the Company reported net income $4.9 million, or $0.17 per diluted share, for the third quarter of 2010, compared with net income of $4.1 million, or $0.14 per diluted share, for the third quarter of 2009. The non-GAAP results for the third quarter of 2010 exclude $1.2 million of amortization expense associated with acquisition-related intangible assets, a charge of $323,000 associated with the discontinuance of the Clarity newborn hearing screening product line, and $179,000 of direct costs incurred in the third quarter associated with the Company’s acquisition of Medix on October 12, 2010.

“On October 13, 2010, we announced our expected revenue results for the quarter as several large orders we expected to ship during the last weeks of the quarter were delayed. As a result, our third quarter revenue was approximately $700,000 below our expectation and our non-GAAP earnings per share were off a penny from our guidance,” said Jim Hawkins, President and Chief Executive Officer of the Company.

“Our hearing screening business continues to do well in all our markets, with third quarter revenue up 11% over last year,” said Hawkins. “We also received a $2.9 million order from Saudi Arabia in the third quarter for our ALGO newborn hearing systems, Cool-Caps, and Olympic Cerebral Function Monitors. If the hearing screening program is fully implemented in Saudi Arabia, with approximately 700,000 births per year, we anticipate a significant disposable revenue stream in future years. Approximately half of this order was shipped in the third quarter and we expect the remainder to ship in the fourth quarter.”

“In October 2010 we acquired Medix, a leader in the development, manufacturing, and sales of incubators, infant warmers, and LED-based phototherapy devices in Latin America. Expanding Natus into these new products and markets will enlarge our footprint into both the nursery and neonatal intensive care units of hospitals around the globe. We are very excited about the Medix acquisition and expect it to be accretive to our earnings in 2011, exclusive of any restructuring charges. Because Medix sells primarily through distributors in Latin America they will have a lower gross profit margin than our corporate average; however, we expect our operating margin will improve next year with the contribution of Medix,” added Hawkins.

“During the third quarter we experienced cost issues, both internal and external, that affected our profitability. Our gross profit was 59% versus our expectation of 61.5%. This was due to three factors: growth in our lower gross margin international business, increased product costs, and product mix. Although we were able to partially offset these increased production costs through operating expense control, we have continued to invest in our organization and infrastructure to support our continuing growth, most recently by hiring a President of Natus Europe and adding key personnel to our finance and IT groups worldwide, including Argentina. We expect that our operating costs, exclusive of the costs of Medix, will increase in the fourth quarter, and thus we are reducing our fourth quarter earnings per share guidance accordingly,” said Hawkins.

“We continue to be very optimistic about the future of Natus. With the acquisition of Medix, we now expect to substantially achieve two of our long standing goals: exiting 2010 with a revenue run rate of approximately $250 million and generating approximately 50% of our revenue from international markets,” added Hawkins.

As of September 30, 2010 the Company had cash, cash equivalents, and short-term investments of $43.6 million, stockholders' equity of approximately $256 million, and working capital of approximately $91 million. These figures do not give effect to the Medix acquisition.

Financial Guidance on a GAAP and non-GAAP Basis

Natus reiterated its revenue guidance and updated its earnings guidance for the full year 2010.

On a GAAP basis for the full year 2010, the Company expects revenue to be approximately $217 million and earnings per share to range from $0.41 to $0.43. The Company had previously said it expected that earnings per share would range from $0.46 to $0.48. The Company’s previous guidance did not take into account the third quarter charges of $500,000 for the discontinuance of the Clarity hearing screener and direct costs of the Medix acquisition.

Natus also reiterated its revenue guidance and updated its earnings guidance for the fourth quarter of 2010.

For the fourth quarter of 2010, the Company expects revenue to be approximately $62 million and earnings per share to range from $0.18 to $0.20. The company had previously said revenue would be approximately $55 million, exclusive of Medix, and earnings per share would range from $0.20 to $0.21.

On a non-GAAP basis the Company expects earnings per share to range from $0.62 to $0.64 for the full year 2010 and $0.21 to $0.23 for the fourth quarter of 2010. The Company had earlier said that non-GAAP earnings per share for the full year would range from $0.65 to $0.67 and for the fourth quarter $0.23 to $0.24.

The full year non-GAAP earnings guidance excludes amortization expense associated with acquisition-related intangible assets, the charge associated with the discontinuance of the Clarity hearing screener and associated disposable supplies, a restructuring charge, and direct costs of the Medix acquisition. The Company has elected to provide its guidance on a non-GAAP basis that excludes the amortization of acquisition related intangibles as this presentation is common among companies that are active acquirors and whose results are, accordingly, affected by such charges. The Company also excludes these charges, charges related to the product discontinuance, restructuring charges, and acquisition related costs because this information is used by management to evaluate operating results and because it believes this information will assist investors in making period to period comparisons of the Company's operating results.

The Company’s GAAP and non-GAAP guidance include the impact of expensing employee share based compensation. However, the Company’s guidance does not include the impact of any future acquisition-related charges associated with the Medix acquisition, other acquisition or restructuring related charges that may be incurred, or the impact any future potential acquisitions might have on the Company’s results of operations. All earnings per share amounts are on a diluted basis.

Use of Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with GAAP, this release contains non-GAAP financial measures that exclude amortization of acquisition related intangibles, other acquisition-related charges, charges related to product discontinuance, and restructuring charges. The Company believes that the presentation of results excluding amortization and these other charges provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results. Therefore, the Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods. A reconciliation between the Company's results of operations on a GAAP and non-GAAP basis for the periods reported is included as part of the condensed consolidated statements of operations at the end of the Company's financial results release.

The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today (8:00 a.m. Pacific Time). Individuals interested in listening to the conference call may do so by dialing 800-659-1942 for domestic callers, or 1-617-614-2710 for international callers, and entering reservation code 99278684. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 888-286-8010 for domestic callers, or 1-617-801-6888 for international callers, and entering reservation code 58205263.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and newborn care. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding the achievement of historic profit levels in 2011, the fulfillment of the remainder of the Saudi Arabia order in the fourth quarter 2010, the benefit of the Medix acquisition and its impact on operating margins, and anticipated revenue and profitability for the fourth quarter and full year 2010. These statements relate to current estimates and assumptions of our management as of the date of this press release, and future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, the impact of adverse global economic conditions on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, and risks associated with bringing new products to market, integrating acquired businesses, and our ability to fulfill product orders on a timely basis. Natus disclaims any obligation to update information contained in any forward-looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2009, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September	September	September	September
	2010	2009	2010	2009

Revenue	$53,279	$44,251	$155,136	$114,871
Cost of revenue	21,831	17,450	62,955	44,869

Gross profit	31,448	26,801	92,181	70,002

Operating expenses:
Marketing and selling	12,693	11,767	40,046	32,005
Research and development	4,820	4,175	15,188	11,839
General and administrative	8,074	5,688	26,782	16,462

Total operating expenses	25,587	21,630	82,016	60,306

Income from operations	5,861	5,171	10,165	9,696

Other income/(expense):
Interest income	34	40	30	218
Interest expense	(13)	(18)	(49)	(131)
Other income (expense), net	(196)	49	30	497

Total other income/(expense)	(175)	71	11	584

Income before provision for income tax	5,686	5,242	10,176	10,280

Provision for income tax	1,943	1,573	3,631	3,488

Net income	$3,743	$3,669	$6,545	$6,792

Earnings per share:
Basic	$0.13	$0.13	$0.23	$0.25
Diluted	$0.13	$0.13	$0.22	$0.24

Weighted-average shares used to compute
Basic earnings per share	28,212	27,669	28,021	27,640
Diluted earnings per share	29,261	28,668	29,170	28,343

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September	September	September	September
	2010	2009	2010	2009

GAAP based results:

Income before provision for income tax	$5,686	$5,242	$10,176	$10,280

Non-GAAP adjustments:

Amortization expense associated with certain acquired intangible assets reported as a component of:					(a)
Cost of revenue	510	410	1,530	1,229
Marketing and selling	329	238	989	713
Research and development	370	375	1,111	1,126

Restructuring charge reported as a component of general and administrative expense			3,107		(b)

Direct costs of acquisitions	179	460	179	460	(c)

Costs associated with the discontinuance of the Sonamed Clarity hearing screener reported as a component of:					(d)
Cost of revenue	323		1,081
Marketing and selling			300

Non-GAAP income before provision for income tax	7,397	6,725	18,473	13,808

Provision for income tax, as adjusted	2,527	2,603	6,589	5,247

Non-GAAP net income	$4,870	$4,122	$11,884	$8,561

Non-GAAP earnings per share:
Basic	$0.17	$0.15	$0.42	$0.31
Diluted	$0.17	$0.14	$0.41	$0.30

Weighted-average shares used to compute:
Basic non-GAAP earnings per share	28,212	27,669	28,021	27,640
Diluted non-GAAP earnings per share	29,261	28,668	29,170	28,343

Memo, Gross profit percentage:
GAAP basis	59.0%	60.6%	59.4%	60.9%
non-GAAP basis	60.6%	61.5%	61.1%	62.0%

Note:
The Company has elected to provide non-GAAP financial results that exclude the items below as this presentation is common among companies that are active acquirors and whose results are, accordingly, affected by such charges, because this information is used by management to evaluate operating results and because it believes this information will assist investors in making period to period comparisons of the Company's operating results.

(a) Amortization expense associated with acquired intangible assets with definite lives.

(b) Restructuring charge including accruals for severance benefits and exit and disposal costs.

(c) Direct costs of acquisitions that are expensed pursuant to the requirement of ASC 805.

(d) Charge associated with discontinuance of the Sonamed Clarity newborn hearing screener. Costs include concessions given to customers purchasing a replacement hearing screener, write-down of inventory, and write-off of tradenames.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
GUIDANCE INCLUDING GAAP TO NON-GAAP EARNINGS PER SHARE RECONCILIATION
(unaudited)

	Three months ending	Fiscal year ending
	December 31, 2010	December 31, 2010

Revenue	$62.0 Million	$217.0 Million

Earnings per share:

GAAP basis	$0.18 to $0.20	$0.41 to $0.43

Non-GAAP adjustments

Restructuring charge	- -	$0.07

Discontinuance of Sonamed Clarity hearing screener	- -	$0.04

Amortization of acquisition- related intangible assets	$0.03	$0.10

Non-GAAP earnings per share	$0.21 to $0.23	$0.62 to $0.64

CONTACT:
Natus Medical Incorporated
Steven J. Murphy, 650-802-0400
Chief Financial Officer
InvestorRelations@Natus.com